Exhibit 99.1

FOR IMMEDIATE RELEASE

NOVEMBER 10, 2021

Erika James Elected to Morgan Stanley Board of Directors

NEW YORK - Morgan Stanley (NYSE: MS) today announced that Erika James has been elected to the Company’s Board of Directors, effective January 1, 2022.

Ms. James, 52, is the Dean of the Wharton School at the University of Pennsylvania. Prior to this, she was the John H. Harland Dean at Emory University’s Goizueta Business School from 2014 to 2020.

James Gorman, Chairman and CEO of Morgan Stanley, said, “I am very pleased to welcome Dean James to our Board. She brings strong management and strategy experience and is a leading expert in crisis leadership and workplace diversity. Our Firm will benefit enormously from her expertise as we continue to build a talent-driven, diverse organization with strengthened leadership.”

Ray Wilkins, Chair of the Board’s Nominating and Governance Committee, said, “We warmly welcome Dean James as she joins our Board. We look forward to working with her and benefiting from her knowledge and leadership in organizational management.”

Morgan Stanley is a leading global financial services firm providing investment banking, securities, wealth management and investment management services. With offices in more than 41 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions and individuals. For more information about Morgan Stanley, please visit www.morganstanley.com.

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